EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42145, effective December 12, 1997 as amended on June 24, 1998 and on March 28, 2006) and Form S-8 (No. 333-133183, effective April 10, 2006) of Helios and Matheson Information Technology Inc. and Subsidiary of our report dated March 13, 2012 relating to our audits of the consolidated financial statements, and Schedule II, which appear in the Annual Report on Form 10-K of Helios and Matheson Information Technology Inc. and Subsidiary for each of the two years in the period ended December 31, 2011.

/s/ Mercadien, P.C., Certified Public Accountants

Mercadien P.C., Certified Public Accountants

Hamilton, New Jersey

March 13, 2012